UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Earliest Event Reported: October 16, 2011

ANADARKO PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-8968	76-0146568
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Lake Robbins Drive

The Woodlands, Texas 77380-1046

(Address of principal executive offices including Zip Code)

(832) 636-1000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 16, 2011, Anadarko Petroleum Corporation and its wholly owned subsidiary Anadarko E&P Company LP (collectively “Anadarko”) entered into a settlement agreement, mutual releases and agreement to indemnify (the “Settlement Agreement”) with BP Exploration & Production Inc. (“BPXP”) pursuant to which the parties agreed to mutually release all claims against each other associated with the Deepwater Horizon event and subsequent oil spill which commenced on April 20, 2010 (the “event”).

Under the terms of the Settlement Agreement, Anadarko agreed to pay $4.0 billion in cash to BPXP and to transfer its 25-percent interest in Mississippi Canyon block 252 (Macondo) to BPXP (subject to any required governmental approvals to the transfer), and BPXP agreed to release its claims against Anadarko for approximately $6.1 billion of outstanding invoices received to date, as well as to forego reimbursement for all future costs related to the event. In addition, BPXP has agreed to fully indemnify Anadarko for damage claims, and as fully described below BP Corporation North America Inc. (“BPCNA”) and BP plc have agreed to guarantee such indemnification, arising under the Oil Pollution Act, claims for natural resource damages and associated damage-assessment costs, and any claims arising under the relevant joint operating agreement; provided, however, that the Settlement Agreement does not provide for indemnification by BPXP against fines and penalties, punitive damages or certain other claims, none of which Anadarko considers to represent a material financial risk to it.

Pursuant to the Settlement Agreement, BPCNA has agreed to act as sole guarantor of the obligations of BPXP arising under the Settlement Agreement; provided, however, that in the event that the net worth of BPCNA declines below an agreed-upon amount, BP plc shall become the sole guarantor of such obligations. Anadarko has agreed to transfer to BPXP all of its rights to third-party claims arising out of or related to the event, excluding claims or rights of Anadarko or its affiliates under Anadarko’s insurance policies. To the extent that BPXP receives value in the future from claims that it has asserted or could assert against third parties arising from or relating to the event, BPXP has agreed to make cash payments (not to exceed $1.0 billion in the aggregate) to Anadarko, on a current and continuing basis, of 12.5% of the aggregate value received by BPXP in excess of $1.5 billion. Anadarko expects to receive in excess of $163 million of net proceeds from its insurance providers. Anadarko will record a $4.0 billion liability associated with the settlement in its financial statements for the quarter ended September 30, 2011. Anadarko will remit the settlement amount to BPXP within 45 days and plans to fund such payment with a combination of cash on hand and borrowings under its $5.0 billion credit facility (the “5.0 billion Facility”). According to its public filings, BP plc has recorded a charge in excess of $40 billion for total estimated costs associated with the event. To date, BPXP has invoiced Anadarko an aggregate of $6.1 billion for what BPXP considers to be Anadarko’s 25-percent proportionate share of BPXP’s actual and near-term costs.

Anadarko and BP plc (or its affiliates) (“BP”) have, from time to time, entered into, and expect in the future to continue to enter into, arm’s-length third-party operational relationships. Other than such relationships, there are no material relationships between Anadarko and BP.

On October 17, 2011, Anadarko issued a press release regarding the Settlement Agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

For a description of the material terms of the $5.0 billion Facility, please see the Current Report on Form 8-K of Anadarko, as filed on September 8, 2010, which such description is incorporated by reference herein. The information set forth under Item 1.01 above hereby is incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

d) Exhibits

Exhibit Number	Description

99.1*	Press Release dated October 17, 2011.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANADARKO PETROLEUM CORPORATION
(Registrant)

October 17, 2011	By:	/s/ Robert K. Reeves
Robert K. Reeves
Senior Vice President, General Counsel and Chief Administrative Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1*	Press Release dated October 17, 2011.

*	Filed herewith.